UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2024

EOS ENERGY ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Park Avenue

Edison, New Jersey 08820

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (732) 225-8400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Credit and Guaranty Agreement

On June 21, 2024, Eos Energy Enterprises, Inc. (the “Company”) entered into a credit and guaranty agreement (the “Credit Agreement”) by and among the Company, Eos Ingenuity Lab, LLC, a Delaware limited liability company (“Ingenuity”), Eos Energy Technology Holdings, LLC, a Delaware limited liability company (“IPCo”), Eos Energy Enterprises Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), Eos Services LLC, a Delaware limited liability company (“Services”), Eos Energy Storage LLC, a Delaware limited liability company (“Storage”), Eos Enterprise Holdings, LLC, a Delaware limited liability company (“IPHoldCo”), and Eos Hi-Power, LLC, a Delaware limited liability company (“Hi-Power” and, together with Storage, Services, Intermediate Holdings, IPHoldCo, IPCo and Ingenuity, the “Guarantors”) as guarantors, CCM Denali Debt Holdings, LP. as administrative agent and collateral agent (in such capacities, the “Agent”), and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have agreed to provide a $210.5 million secured multi-draw facility (the “Delayed Draw Term Loan”) to be made in four installments ($75 million, which was funded on June 21, 2024, and the remainder upon three additional draws), and a $105 million revolving credit facility, to be made available at the Lenders’ sole discretion and only if the Delayed Draw Term Loan is fully funded (the “Revolving Facility” and together with the Delayed Draw Term Loan, the “Facilities”), on terms and subject to conditions set forth in the Credit Agreement. The Company’s ability to make additional borrowings under the Delayed Draw Term Loan is subject to closing and drawing conditions, with each of the subsequent three future draws permitted to occur during specified availability periods set forth in the Credit Agreement and subject to the achievement of certain milestones (as described further below). The Company’s obligations under the Facilities are guaranteed by the Guarantors and secured by a first-priority lien on all assets of the Company and its subsidiaries. Upon each draw under the Delayed Draw Term Loan, the Company will issue Warrants (defined below) and/or Preferred Stock (defined below) in amounts representing predetermined, fully diluted, percentages (an “Applicable Percentage”) of Company common stock, par value $0.0001 per share (the “Common Stock”). Upon any failure to achieve a milestone, in addition to not being able to receive a draw on the Delayed Draw Term Loan unless waived by the Lenders, the Applicable Percentage will be subject to up to a 4.0% increase for all milestone events as to each of the four milestone measurement dates (and a maximum of 16.0% in the aggregate) which could result in the issuance of, (i) if prior to obtaining Stockholder Approval (defined below), additional shares of a series of preferred stock on substantially similar terms as the Series A-1 Preferred Stock (“Series A Preferred Stock”) and (ii) if after obtaining Stockholder Approval, additional Warrants and/or shares of convertible preferred stock. Such increase is subject to forfeiture if future milestones are achieved by the Company. Please see the below discussion under “Securities Purchase Agreement” for further details related to the securities to be issued upon a draw under the Delayed Draw Term Loan and the potential failure to meet milestones.

Borrowings under the Credit Agreement bear interest at an annual rate equal to 15.0% per annum, subject to the following increases: (i) an additional 5.0% per annum upon the occurrence of an event of default under the Credit Agreement; and (ii) an additional 1.0-5.0% per annum for failure to obtain stockholder approval (defined below) within 90 to 240 days following the signing of the Credit Agreement. Each draw under the Delayed Draw Term Loan is subject to an original issue discount payable at the time of each draw. Borrowings under the Credit Agreement are subject to certain fees, including (i) an exit fee, (ii) a make-whole payment for certain prepayments prior to June 21, 2027 and (iii) a prepayment premium for any prepayments prior to the scheduled maturity date.

The Facilities include various affirmative and negative covenants applicable to the Company including, among others, (i) meeting certain minimum EBITDA and revenue metrics, measured quarterly, and maintaining certain minimums of liquid cash with accounts controlled by the Agent, (ii) reporting and information covenants including the delivery of annual, quarterly and monthly financial statements, daily cash reports, annual financial plans and forecasts with weekly progress reports and updates, (iii) monthly meetings with the Lenders and the engagement of advisors and consultants requested by the Lenders, and (iv) restrictions on business and activities including debt incurrence, asset dispositions, distributions, investments, and modifications to or terminations of various material contracts. The Facilities are subject to certain events of default which can be triggered by, among other things, (i) breach of payment obligations and other obligations and representations in the Credit Agreement or related documents, (ii) default under other debt facilities with a principal above a predetermined amount, (iii) failure to perform or comply with certain covenants in the Credit Agreement, (iv) entry into a decree or order for relief in respect of the Company or any of its subsidiaries in an involuntary case under the Bankruptcy Code of the United States or under any other debtor relief law, (v) any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $2.5 million, (vi) any order, judgment or decree entered against the Company or the Guarantors decreeing the dissolution or split up of such entity, (vii) the failure of the Common Stock to be listed on an internationally recognized stock exchange in the United States and (viii) a change of control.

The Facilities are scheduled to mature on the earlier of (i) the date that is five years after the signing of the Credit Agreement and (ii) 91 days prior to the maturity of certain of the Company’s outstanding convertible notes.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Securities Purchase Agreement

On June 21, 2024, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with CCM Denali Equity Holdings, LP (the “Purchaser”), pursuant to which the Company agreed to sell, pursuant to the terms and conditions set forth in the Credit Agreement, on the initial closing date (i) 59 shares of non-voting, non-convertible preferred stock (the “Series A-1 Preferred Stock”) of the Company, having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions as specified in the Series A-1 Certificate of Designation attached hereto as Exhibit 3.1 (the “Series A-1 Certificate of Designation”) and (ii) a warrant to purchase 43,276,194 shares of Common Stock in the form attached hereto as Exhibit 10.3 (the “Warrant”), representing a collective Applicable Percentage of 19.9%.

Subsequent to the initial $75 million draw under the Delayed Draw Term Loan (the “Initial Draw”), subject to the terms and conditions stated in and required by the Credit Agreement, the Company will issue and sell in a private placement to the Purchaser (i) if prior to obtaining Stockholder Approval (as defined below), shares of Series A Preferred Stock and (ii) if after obtaining Stockholder Approval, Warrants and/or shares of Series B convertible preferred stock substantially in the form attached as Exhibit 99.2 to this Current Report on Form 8-K, which will be substantially similar to the Series A Preferred Stock except that the Series B convertible preferred stock will be convertible into Common Stock and will have preemptive rights to participate in certain future equity offerings by the Company (any subseries, collectively, the “Series B Preferred Stock,” and, collectively with the Series A Preferred Stock, “Preferred Stock”), such allocation between the Warrants, the Series A Preferred Stock and the Series B Preferred Stock at the Purchaser’s election (the “SPA Issuance Structure”).

Pursuant to the terms of the Securities Purchase Agreement, the Company will be required to hold a stockholder vote within 90 days of the initial closing of the Securities Purchase Agreement to approve the transactions described under the Credit Agreement and Securities Purchase Agreement (the “Stockholder Approval”). Following the Stockholder Approval, the Series A-1 Preferred Stock issued upon the Initial Draw will be convertible into a number of shares of Series B Preferred Stock (such initial tranche, the “Series B-1 Preferred Stock”) equal to the number of shares of Common Stock represented by the liquidation value of the Series A-1 Preferred Stock, and the Warrant Conversion Cap (as defined below) will be increased to 49.9% beneficial ownership of the issued and outstanding Common Stock. Each full share of Series B-1 Preferred Stock will be convertible into 1.0 million shares of Common Stock, subject to a beneficial ownership cap of a maximum of 49.9% of the issued and outstanding Common Stock.

Following the Initial Draw, on three separate predetermined draw dates, upon the achievement of the corresponding performance milestone for each such draw date, the Company will receive additional funds under the Credit Agreement and will issue securities under the Securities Purchase Agreement in an amount equal to the Applicable Percentage, up to an aggregate of 33.0% ownership limitation on a fully-diluted basis at such time the Delayed Draw Term Loan is fully drawn. Upon subsequent draws under the Delayed Draw Term Loan and the achievement of the applicable milestones, the Company will issue Warrants and/or Preferred Stock in accordance with the SPA Issuance Structure. The performance milestones include measures related to the Company’s automated line, materials cost, Z3 technology and backlog/cash conversion. Performance milestones related to the Company’s automated line, materials cost and Z3 technology have not yet been achieved but are in line with the Company’s internal business goals through April 30, 2025. The milestones related to backlog and cash conversion approximate the cash that would be expected to be received related to certain customer milestone payments at the lower end of the Company’s previously released revenue guidance for 2024 and potential 2025 revenue scenarios in its December 2023 strategic outlook as adjusted through April 30, 2025. In the event the Company fails to achieve any milestones on any predetermined draw date or the one additional milestone measurement date, the Company will not receive the specific draw unless waived by the Lenders and will be subject to a penalty represented by an up to 4.0% increase in the Applicable Percentage at each missed milestone measurement date, which could result in the issuance of additional shares of Preferred Stock or Warrants up to an Applicable Percentage increase of up to 16.00% for all missed milestones, or up to a 49.0% overall Applicable Percentage taking into account the 33.0% Applicable Percentage described above. The Lenders will be prevented from converting or exercising Series B Preferred Stock and Warrants, respectively, if such conversion or exercise would result in the Lenders beneficially owning more than 49.9% of the Common Stock of the Company.

The Credit Agreement and the Securities Purchase Agreement each contain certain customary representations and warranties of the parties and are subject to a number of conditions to closing, including, among others, (i) the accuracy of the representations and warranties of the parties, (ii) performance and satisfaction in all material respects with all covenants, agreements and conditions required under the Securities Purchase Agreement and the Credit Agreement, respectively, (iii) delivery by the Company of all required documents pursuant to the Securities Purchase Agreement, and (iv) no event or series of events having occurred that would reasonably be expected to have a material adverse effect.

The representations, warranties, covenants and agreements contained in each of the Credit Agreement and the Securities Purchase Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to each such agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Credit Agreement and the Securities Purchase Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders and investors and reports and documents filed with the Securities and Exchange Commission (“SEC”). Stockholders and investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Credit Agreement and the Securities Purchase Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Securities Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Credit Agreement and the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The Purchaser agreed not to transfer any securities issued pursuant to the Securities Purchase Agreement for a period of one (1) year following the initial closing date, and subject to certain excluded issuances, the Company agreed, for a period one (1) year following the initial closing date, not to sell securities unless the Purchaser fails to fund a draw under the Delayed Draw Credit Facility. The Company also agreed to register the resale of Common Stock underlying the Series B Preferred Stock and issuable upon exercise of the Warrant no later than the date that is sixty (60) days prior to the date of the one (1) year anniversary of the initial closing date.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Warrant

In connection with the initial closing under the Securities Purchase Agreement and the Credit Agreement and upon the Initial Draw, the Company issued a Warrant to purchase 43,276,194 shares of Common Stock to the Purchaser.

The Warrant has a ten-year term and a $0.01 per share exercise price. The Warrant includes anti-dilutive rights, subject to certain excluded issuances, in the event any shares of Common Stock, options, warrants, convertible securities or other equity or equity equivalent securities payable in Common Stock are issued at a price per share of less than the fair market value (as defined in the Warrant) of a share of Common Stock on the issuance date of the Warrant, subject to adjustment. Prior to Stockholder Approval, in lieu of receiving such anti-dilution protection, the liquidation value of the Series A-1 Preferred Stock will be proportionately increased to give effect to such anti-dilution protection. Until or unless the Company receives Stockholder Approval, the Company may not issue additional shares of Common Stock exceeding 19.99% of shares of Common Stock issued and outstanding as of the date of the Initial Draw (such percentage, as may be adjusted in accordance with the terms of the Warrant, the “Warrant Conversion Cap”) upon exercise of the Warrant, and is required to issue Series A Preferred Stock upon a draw under the Delayed Draw Credit Facility. Following Stockholder Approval, the Warrant Conversion Cap increases to 49.9% of the number of shares of Common Stock issued and outstanding as of the applicable measurement date; provided that, following Stockholder Approval, the holder of the Warrant has the option to amend the Warrant Conversion Cap to any percentage less than 49.9%.

The Warrant is exercisable at the holder’s discretion for cash or on a cashless basis. The Warrant is subject to automatic cashless exercise on the expiration date if the fair market value (as defined in the Warrant) of one share is greater than the exercise price then in effect. Upon an acceleration under the Credit Agreement, the Company will be required to purchase the Warrant from the holder at an amount equal to the closing sale price (as defined in the Warrant) less the warrant price at the request of the holder. The terms of any additional Warrant issued pursuant to the terms of the Credit Agreement and Securities Purchase Agreement will be substantially similar to those of the Warrant issued on the date of the Initial Draw, but for the number of Common Stock to which such Warrant is exercisable.

The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Warrant, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Series A-1 Preferred Stock Certificate of Designation

On June 21, 2024, the Company filed with the Secretary of State of the State of Delaware the Series A-1 Certificate of Designation.

Under the terms of the Series A-1 Certificate of Designation, each share of Series A-1 Preferred Stock has an original issue price of $455,822.59 (the “A-1 Original Issue Price”) and a liquidation value, payable pari passu with the Common Stock, as if such shares were convertible into 541,357 shares, or an aggregate of 31,940,063 shares of Common Stock, subject to adjustment. The Series A-1 Preferred Stock is non-voting and non-convertible into Common Stock. Holders of the Series A-1 Preferred Stock are entitled to receive dividends or distributions on each share of Series A-1 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-1 Preferred Stock Liquidation Value (as defined in the Series A-1 Certificate of Designation). The Series A-1 Preferred Stock will become convertible into shares of Series B-1 Preferred Stock when Stockholder Approval is obtained.

Under the terms of the Series A-1 Certificate of Designation, at all times when the holders of the Preferred Stock beneficially own at least 10.0% of the capital stock of the Company (subject to adjustment as indicated in the Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint one (1) director to the board of directors of the Company (the “Board”). At all times holders of the Preferred Stock beneficially own at least 15.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-1 Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a second director to the Board. At all times holders of the Preferred Stock beneficially own at least 30.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-1 Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a third director to the Board. At all times holders of the Preferred Stock beneficially own at least 40.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-1 Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and stand for election as a common director on the Board; provided that, the nominating committee of the Board determine that such appointment of the fourth director not result in a change of control under any Company governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq. In the event that any such fourth director is not approved by the stockholders of the Company at the applicable annual meeting of stockholders, the holders of record of the shares of Preferred Stock will have the right to appoint and elect a replacement for such director, pursuant to the approval requirements set forth above. To the extent any of such directors qualify to serve on any committees of the Board, for each such committee for which at least one (1) director is qualified, such director will be entitled to serve on such committee of the Board. So long as the holders of Series A-1 Preferred Stock have a right to appoint a director, the holders thereof will be entitled to appoint a non-voting observer to the Board. At all times when the holders of Preferred Stock have a right to appoint a director, the holders of Preferred Stock shall not vote any shares of Common Stock they receive upon the conversion of any Preferred Stock or the exercise of any Warrants in any appointment of directors.

At any time after the fifth (5th) anniversary of the original issue date (which is the date on which the Series A-1 Certificate of Designation with the Secretary of State of Delaware), the outstanding shares of Series A-1 Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) A-1 Original Issue Price plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of Common Stock represented by the Series A-1 Liquidation Value (as defined in the Series A-1 Certificate of Designation) multiplied by the average of the closing sale price of the Common Stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption. Subject to certain excluded issuances (as defined in the Series A-1 Certificate of Designation), the Series A-1 Preferred Stock is subject to anti-dilution protection in the number of shares of Common Stock represented by the liquidation preference. Additionally, the Series A-1 Preferred Stock provides that, to the extent any Warrant so requires, the number of shares of Common Stock represented by the Series A-1 Liquidation Value will be increased as set forth in the Warrant.

Until the later of (i) such time when the holders of Preferred Stock shall no longer beneficially own at least 5% of the outstanding capital stock of the Corporation and (ii) five (5) years following June 21, 2024, the Preferred Stock shall have certain other protective provisions including, among others, limiting the ability of the Company to perform any of the following without the affirmative vote or consent of the holders of the Preferred Stock: (i) liquidate, dissolve or wind-up the business and affairs of the Company or effect any event that requires a distribution to the Company’s stockholders in accordance to their liquidation preference, or any other merger, consolidation, statutory conversion, transfer, domestication or continuance; (ii) amend, alter or repeal any provision of the certificate of formation or bylaws of the Company in a manner that adversely affects the special rights, powers and preferences of the Preferred Stock (or any series thereof); (iii) create or issue or obligate itself to issue shares of, or reclassify, any capital stock other than excluded issuances (as defined in the Series A -1 Certificate of Designation); (iv) increase or decrease the authorized number of shares of preferred stock, or create any additional class or series of capital stock of the Company (other than increases in the number of authorized shares of Common Stock); or (v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (a) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized therein or in the certificate of designation of any Preferred Stock, and (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock.

The terms of any additional shares of Series A Preferred Stock issued pursuant to the terms of the Credit Agreement and Securities Purchase Agreement will be substantially similar to the Series A-1 Preferred Stock, but for the number of shares constituting such shares, the original issue price of such series and the liquidation value of such shares.

The foregoing description of the Series A-1 Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A-1 Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Series B Preferred Stock

The Certificate of Designation for each subseries of Series B Preferred Stock will contain substantially similar terms to the Series A-1 Preferred Stock Certificate of Designation except that each share of Series B Preferred Stock will be convertible into 1.0 million shares of Common Stock and will contain pre-emptive rights to participate in certain future offerings of equity securities by the Company.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Series B Certificate of Designation, a copy of which is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Atlas Payoff Letter

On June 21, 2024 (the “Atlas Facility Termination Date”), the Company entered into a payoff letter agreement (the “Atlas Payoff Letter”), by and among the Company, ACP Post Oak Credit I LLC (“Atlas”) and the Atlas Lenders (as defined below) relating to the Company’s existing credit facility, dated as of July 29, 2022 (the “Atlas Credit Agreement”), by and among the Company and Atlas, as lender, administrative agent and collateral agent, and the lenders from time to time party thereto (collectively with Atlas, the “Atlas Lenders”). Pursuant to the Atlas Payoff Letter, as of the Atlas Facility Termination Date, all outstanding obligations under the Atlas Credit Agreement and the related facility documents were deemed paid and satisfied in full and all security interests and other liens granted to or held by the Atlas Lenders were terminated and released. Under the Atlas Payoff Letter, the Company agreed to pay to or for the benefit of the Atlas Lenders on the Atlas Facility Termination Date, (a)approximately $11.9 million (which was released from the interest escrow account maintained pursuant to the Atlas Credit Agreement and (b) $1.0 million for the account of Atlas; provided that Atlas agreed to accept a participation in the Credit Agreement in lieu of such $1.0 million payment, and (c) $8.0 million.

The foregoing description of the Atlas Payoff Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Atlas Payoff Letter, a copy of which is filed as Exhibit 10.4 hereto and incorporated herein by reference.

Insurer Letter Agreement

On June 21, 2024, in connection with the termination of the Atlas Credit Agreement, the Company entered into an insurer letter agreement, dated as of June 21, 2024 (the “Insurer Letter Agreement”), with the insurance companies that issued insurance policies to certain Atlas Lenders in connection with the Atlas Credit Agreement (the “Atlas Insurers”) pursuant to which the Company and the Atlas Insurers agreed that the Company shall pay to the Atlas Insurers, subject to the terms and conditions of the Insurer Letter Agreement (i) on December 31, 2024, subject to the absence of certain events of default under the Credit Agreement, $3.0 million and (ii) on June 30, 2025, subject to the absence of certain events of default under the Credit Agreement, $4.0 million.

The foregoing description of the Insurer Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Insurer Letter Agreement, a copy of which is filed as Exhibit 10.5 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On June 21, 2024, the Atlas Credit Agreement, and the subsequent commitment increase agreements thereto, which provided for a $100 million credit facility (the “Atlas Term Loan”), were terminated pursuant to the terms of the Atlas Payoff Letter and the Insurer Letter Agreement. All security interests and other liens granted to or held by the Atlas Lenders were terminated and released. The aggregate principal amount of the Atlas Term Loan outstanding under the Atlas Credit Agreement was $100.0 million at the time of termination. Absent termination, the Atlas Credit Agreement would have matured on the earlier of (i) July 29, 2026 and (ii) 91 days prior to the maturity of certain of the Company’s outstanding convertible notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 related to the entry into the Credit Agreement and Exhibit 10.1 are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

On June 21, 2024, the Company issued (i) 59 shares of the Series A-1 Preferred Stock, with such Series A-1 Preferred Stock being convertible into shares of Series B-1 Preferred Stock after Stockholder Approval and (ii) a Warrant to purchase, at an exercise price of $0.01 per share, 43,276,194 shares of Common Stock. Each share of Series B-1 Preferred Stock will initially be convertible to 1.0 million shares of Common Stock.

The issuance of the Series A-1 Preferred Stock and the Warrants pursuant to the Securities Purchase Agreement and the Credit Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The information in Item 1.01 related to the material terms of the Series A-1 Preferred Stock Certificate of Designation and the Form of Series B Preferred Stock Certificate of Designation is incorporated by reference herein.

The Warrant is exercisable for an aggregate of 43,276,194 shares of Common Stock, subject to adjustment. The information in Item 1.01 related to the material terms of the Warrant is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 related to the Series A-1 Preferred Stock Certificate of Designation, Series A Preferred Stock, Series A-1 Preferred Stock, the Series B Preferred Stock and Exhibits 3.1 and 99.2, respectively, are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2024, in connection with the entry into the Securities Purchase Agreement, the Credit Agreement, and the filing with the Secretary of State for the state of Delaware of the Series A-1 Certificate of Designation, the holders of Series A-1 Preferred Stock elected Nicholas Robinson to serve on the Board.

Nick Robinson is a Managing Director on the Supply Chain and Strategic Opportunities team of Cerberus Capital Management (“Cerberus”). Mr. Robinson joined Cerberus in 2011, and his team invests in businesses driving next-generation technologies and capabilities that advance supply chain integrity. In his role, he leads investments across several industries and technologies. Mr. Robinson previously served as the Co-Chief Investment Officer of Cerberus Telecom Acquisition Corporation until the completion of its business combination with KORE Wireless in 2021. Prior to that, he served as Cerberus’ Head Trader. Mr. Robinson has led public and private deals within the areas of next generation communications, critical minerals, and grid security. He currently sits on the board of Torngat Metals, a private rare earths development company. Prior to joining Cerberus, Mr. Robinson was an Executive Director and credit trader on the high-yield and distressed desk at Morgan Stanley. He started his career in 2004 as a Credit Analyst in Goldman Sachs’ Leveraged Loan Group. Mr. Robinson graduated from Acadia University in Nova Scotia, Canada.

Mr. Robinson does not have any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Robinson and any other person pursuant to which he was elected as a director of the Company.

In connection with Mr. Robinson’s appointment to the Board, Mr. Robinson entered into an indemnification agreement with the Company (the “Indemnification Agreement”). The Indemnification Agreement provides that the Company shall indemnify Mr. Robinson to the fullest extent permitted by applicable law, in third-party proceedings and in proceedings by or in the right of the Company. The Company will also be required to indemnify Mr. Robinson against certain expenses. The Indemnification Agreement will remain in effect so long as the Purchaser has the right to appoint a director of the Company or Mr. Robinson, or such other Purchaser appointed director, serves as a director or officer of the Company.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is filed as Exhibit 10.6 hereto and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 related to the Series A-1 Preferred Stock Certificate of Designation and Exhibit 3.1 are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On June 24, 2024, the Company issued a press release announcing the signing and initial closing of the transactions contemplated by the Credit Agreement and the Securities Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Report and is hereby incorporated by reference herein.

Furnished as Exhibit 99.3 to this Current Report on Form 8-K and incorporated by reference herein is a presentation that Eos Energy Enterprises, Inc. will present to investors on or after June 24, 2024. The information contained in the investor presentation is summary information that is intended to be considered in the context of the Company’s SEC filings and other public announcements that the Company may make, by press release or otherwise, from time to time.

The information furnished under this Item 7.01 and in the accompanying Exhibits 99.1 and 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act, as amended, or the Exchange Act regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
3.1	Series A-1 Preferred Stock Certificate of Designation.
10.1#*	Credit Agreement, dated June 21, 2024, by and between Eos Energy Enterprises, Inc. and Cerberus Capital Management L.P.
10.2	Securities Purchase Agreement, dated June 21, 2024, by and between Eos Energy Enterprises, Inc. and Cerberus Capital Management L.P.
10.3	Form of Warrant.
10.4	Form of Atlas Payoff Letter Agreement, dated June 21, 2024, by and between Eos Energy Enterprises, Inc. and ACP Post Oak Credit I LLC.
10.5	Form of Insurer Letter Agreement, dated June 21, 2024, by and between Eos Energy Enterprises, Inc. and ACP Post Oak Credit I LLC.
10.6	Form of Indemnification Agreement for Preferred Stock directors.
99.1	Press Release, dated June 24, 2024.
99.2	Form of Series B Preferred Stock Certificate of Designation.
99.3	Investor presentation, dated June 24, 2024.
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL.

*	Portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K because they are both (i) not material and (ii) contain the type of information that the Company customarily and actually treats as private and confidential.

#	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this Current Report on Form 8-K are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding our expected revenue, contribution margins, orders backlog and opportunity pipeline for the fiscal year ended December 31, 2024, our path to profitability and strategic outlook, the tax credits available to our customers or to the Company pursuant to the Inflation Reduction Act of 2022, the delayed draw term loan, milestones thereunder and the anticipated use of proceeds therefrom, statements regarding our ability to secure final approval of a loan from the Department of Energy LPO, or our anticipated use of proceeds from any loan facility provided by the US Department of Energy, statements that refer to outlook, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to achieve the operational milestones on the delayed draw term loan; our ability to raise financing in the future, including the discretionary revolving facility from Cerberus; our customers’ ability to secure project financing; the amount of final tax credits available to our customers or to the Company pursuant to the Inflation Reduction Act, uncertainties around our ability to meet the applicable conditions precedent and secure final approval of a loan, in a timely manner or at all from the Department of Energy, Loan Programs Office, or the timing of funding and the final size of any loan that is approved; the possibility of a government shutdown while we work to meet the applicable conditions precedent and finalize loan documents with the U.S. Department of Energy Loan Programs Office or while we await notice of a decision regarding the issuance of a loan from the Department Energy Loan Programs Office; our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; our ability to convert firm order backlog and pipeline to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to the U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, COVID-19; our ability to maintain the listing of our shares of common stock on NASDAQ; our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees; risks related to the adverse changes in general economic conditions, including inflationary pressures and increased interest rates; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; other factors beyond our control; risks related to adverse changes in general economic conditions; and other risks and uncertainties.

The forward-looking statements contained in this Current Report on Form 8-K are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the SEC, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the SEC from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this Current Report on Form 8-K.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information and Where You Can Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of a vote of stockholders to approve the issuance of more than 19.99% of the outstanding Common Stock issuable upon exercise of the Warrants and the convertibility of the Preferred Stock issued or issuable as part of the transactions. In connection with the requisite stockholder approval, the Company will file with the SEC a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of the Company, seeking certain approvals related to the exercisability of the Warrants and the convertibility of the Preferred Stock issued or issuable pursuant to the transactions described herein.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTIONS. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about the Company, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to Investor Relations, Eos Energy Enterprises, Inc. at 862-207-7955 or email ir@eose.com.

Participants in the Solicitation of Proxies in Connection with Transaction

The Company and the Agent and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2024 annual stockholders meeting, which was filed with the SEC on April 2, 2024 and certain current reports on Form 8-K filed by the Company. Other information regarding the participants in the solicitation of proxies with respect to the transactions described herein and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in this Current Report on Form 8-K is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the transactions described herein have not been registered under the Securities Act, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2024	EOS ENERGY ENTERPRISES, INC.

	By:	/s/ Nathan Kroeker
	Name:	Nathan Kroeker
	Title:	Chief Financial Officer